EXHIBIT 99.1

[AFC LOGO]

AFC Enterprises Completes Sale of Seattle Coffee Company to Starbucks

ATLANTA, July 14 /PRNewswire-FirstCall/ — AFC Enterprises, Inc. (Nasdaq: AFCEE), the franchisor and operator of Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, and the franchisor of Seattle’s Best Coffee® in Hawaii and internationally, today announced that it has completed the sale of the Seattle Coffee Company subsidiary to Starbucks Corporation (Nasdaq: SBUX) for $72.0 million in cash. AFC will retain the Seattle’s Best Coffee retail franchise business in Hawaii and all current markets outside of North America. The agreement to sell Seattle Coffee Company, which includes the Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands, to Starbucks was announced on April 16, 2003.

“Today’s closing of the Seattle Coffee Company transaction with Starbucks provides AFC an opportunity to improve our focus on growing our core business through franchising retail restaurants, bakeries and international cafes, in addition to further strengthening our overall cash position through the sale of these assets,” said Frank Belatti, Chairman and CEO of AFC Enterprises. “Seattle Coffee Company has been part of the AFC team since 1998 and we wish them continued success.”

AFC will use the proceeds from the sale of Seattle Coffee Company to pay down debt and, subject to board and lender approval, to repurchase shares of the Company’s common stock.

AFC Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,131 restaurants, bakeries and cafes as of May 18, 2003, prior to the transaction described in this press release, in the United States, Puerto Rico and 32 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, and Seattle’s Best Coffee®. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audits and restatement of the our financial statements, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees’ ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

Starbucks Corporation Contact Information Starbucks: Audrey Lincoff at (206) 318-5013 or alincoff@starbucks.com Seattle Coffee Company: Carol Rogalski at (206) 254-7142 or crogalski@starbucks.com AFC Enterprises Contact Information: Felise Glantz Kissell (770) 353-3086 or fkissell@afce.com